Exhibit 23.4

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

LaRoche Petroleum Consultants, Ltd. consents to the incorporation by reference in this Registration Statement on Form S-8 of information contained in our reports, as of December 31, 2013, 2012 and 2011, setting forth the estimates of net revenue from the oil and gas reserves of Quicksilver Resources Inc. and its subsidiaries appearing in the Annual Report on Form 10-K of Quicksilver Resources Inc. for the year ended December 31, 2013.

LAROCHE PETROLEUM CONSULTANTS, LTD.
/s/ Stephen W. Daniel
Stephen W. Daniel
Senior Partner

Dallas, Texas
March 14, 2014